UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1) (1)


                                Endocare, Inc.
----------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   29264P104
                                (CUSIP Number)

                               December 31, 1997
----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/x/      Rule 13d-1(b)
/ /      Rule 13d-1(c)
/ /      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29264P104           13G                Page 2  of 6 Pages


  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Kaufmann Fund, Inc.

        TIN #13-2605091

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (a) / /
                           (b) / /

  3     SEC USE ONLY

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

  5     SOLE VOTING POWER

        1,324.300

  6     SHARED VOTING POWER

         N/A

  7     SOLE DISPOSITIVE POWER

        1,324.300

  8     SHARED DISPOSITIVE POWER

        N/A

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,324.300

        (Not to be construed as an admission of beneficial ownership)

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*  / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.8%

 12     TYPE OF REPORTING PERSON*

        IV

                   *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)                 Name of Issuer:
                          --------------
                          Endocare, Inc.

Item 1(b)                 Address of Issuer's Principal Executive Offices:
                          -----------------------------------------------
                          7 Studebaker
                          Irvine, California 92618

Item 2(a)                 Name of Persons Filing:
                          ----------------------
                          The Kaufmann Fund, Inc.

Item 2(b)                 Address of Principal Business Office or, if none,
                          Residence:
                          -------------------------------------------------
                          140 East 45th Street, 43rd Floor
                          New York, New York 10017

Item 2(c)                 Citizenship:
                          -----------
                          The Kaufmann Fund, Inc. is incorporated under the laws of Maryland.

Item 2(d)                 Title of Class of Securities:
                          ----------------------------
                          Common Stock, par value $.001 per share

Item 2(e)                 CUSIP No.:
                          ---------
                          29264P104

Item 3                    If this statement is filed pursuant to Rules 13d-

1(b), or 13d-2(b),       check whether the person filing is a:
                         --------------------------------------------------

                          (a)   / /  Broker or dealer registered under Section

                                     15 of the Exchange Act.
                          (b)   / /  Bank as defined in Section 3(a)(6) of the
                                     Exchange Act.

                          (c)   / /  Insurance company as defined in Section
                                     3(a)(19) of the Exchange Act.
                          (d)   /x/  Investment company registered under

                                     Section 8 of the Investment Company Act.

                          (e)   / /  An investment adviser in accordance with
                                     Rule 13d-1(b)(1)(ii)(E);
                          (f)   / /  An employee benefit plan or endowment

                                     fund in accordance with Rule 13d-
                                     1(b)(1)(ii)(F);
                          (g)   / /  A parent holding company or control
                                     person in accordance with Rule 13d-

                                     1(b)(1)(ii)(G);
                          (h)   / /  A savings association as defined in
                                     Section 3(b) of the Federal Deposit

                                     Insurance Act;
                          (i)   / /  A church plan that is excluded from the
                                     definition of an investment company under

                                     Section 3(c)(14) of the Investment
                                     Company Act;
                          (j)   / /  Group, in accordance with Rule 13d-
                                     1(b)(1)(ii)(J).

                          If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

Item 4                    Ownership:
                          ---------

         (a)              Amount Beneficially Owned:

                          1,324.300 shares

         (b)              Percent of Class:

                          15.8%

         (c)              Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 1,324.300 shares

                          (ii)   Shared power to vote or to direct the vote:

                                 N/A

                          (iii) Sole power to dispose or to direct the disposition of:

                                 1,324.300 shares

                           (iv) Shared power to dispose or to direct the disposition of:

                                 N/A

Item 5                    Ownership of Five Percent or Less of a Class:
                          --------------------------------------------
                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

Item 6                    Ownership of More Than Five Percent on Behalf of
Another                   Person:
                          ------------------------------------------------

                          Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                          Not applicable

Item 8                    Identification and Classification of Members of the
                          Group:
                          ---------------------------------------------------
                          Not applicable

Item 9                    Notice of Dissolution of Group:
                          ------------------------------
                          Not applicable

Item 10                   Certification:
                          -------------
                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   April 27, 1998



                                           THE KAUFMANN FUND, INC.


                                           /s/ ANTHONY W. TOOGOOD
                                           ----------------------
                                           Title:  Vice-President